Exhibit 99.1

DBV Technologies Reports Third Quarter 2025 Financial Results

•	DBV closes Q3 2025 with a cash and cash equivalents balance of $69.8 million, taking cash runway into the third quarter of 2026

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT – CUSIP: 23306J309), a clinical-stage biopharmaceutical company (the “Company”), reported financial results for the third quarter of 2025. The quarterly and nine months unaudited financial statements were approved by the Board of Directors on October 28, 2025.

Financial Highlights for the third quarter ended September 30, 2025

The Company’s unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2025, are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Operating Income

The increase in Research tax credit during the three and the nine months ended September 30, 2025, is primarily due to the fact that more eligible activities have been carried out in the period, including the related costs of the FAREVA platform.

In millions of USD (unaudited)	U.S. GAAP		U.S. GAAP
	nine months ended September 30,		three months ended September 30,
	2025	2024	2025	2024
Research tax credits	5.0	3.6	2.8	1.1
Operating income	5.0	3.6	2.8	1.1

Operating Expenses

Operating expenses amounted to $107.0 million for the nine months ended September 30, 2025, compared with $96.4 million for the nine months ended September 30, 2024, an increase by $10.6 million driven mostly by the launch of the COMFORT Toddlers supplemental safety study.

	U.S. GAAP		U.S. GAAP
In millions of USD (unaudited)	nine months ended September 30,		three months ended September 30,
	2025	2024	2025	2024

Research & Development	(83.8)	(70.4)	(28.6)	(23.7)

Sales & Marketing	(1.9)	(2.3)	(1.2)	(0.5)

General & Administrative	(21.3)	(23.7)	(7.3)	(7.2)

Operating expenses	(107.0)	(96.4)	(37.1)	(31.4)

Net Loss and Net Loss Per Share

The Company recorded a net loss for the nine months ended September 30, 2025, of $102.1 million, compared to a net loss of $90.9 million for the nine months ended September 30, 2024.

On a per share basis, net loss (based on the weighted average number of 124,723,638 shares outstanding over the period) was (0.82) USD/share for the nine months ended September 30, 2025.

	U.S. GAAP		U.S. GAAP

In millions of USD (unaudited)	nine months ended September 30,		three months ended September 30,
	2025	2024	2025	2024

Net income / (loss) (in millions of USD)	(102.1)	(90.9)	(33.2)	(30.4)

Basic / diluted net income / (loss) per share (USD/share)	(0.82)	(0.95)	(0.24)	(0.32)

Cash and Cash Equivalents

Our Condensed Consolidated Financial Statements have been prepared assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Cash and cash equivalents amounted to $69.8 million as of September 30, 2025, compared to $32.5 million as of December 31, 2024, a net increase of $37.4 million.

On March 27, 2025, the company announced a private placement financing (“2025 PIPE”) of up to $306.9 million (€284.5 million), to advance Viaskin® Peanut patch through Biologics License Application (”BLA”) submission and U.S. commercial launch, if approved. The 2025 PIPE included gross proceeds of $125.5 million (€116.3 million) received on April 7, 2025.

However, it should be noted that the Company may receive an aggregate of up to $181.4 million (€168.2 million) in gross proceeds if all warrants in connection with the 2025 PIPE are exercised, subject to satisfaction of specified conditions. The VITESSE Phase 3 study hitting its primary endpoint will trigger an acceleration of the exercise period of the warrants (topline results are expected in the fourth quarter of 2025). DBV expects that the proceeds of this funding will be used for working capital and general corporate purposes, to finance the continued development of the Viaskin Peanut program in 4-7 years old, to finance the preparation and submission of a potential BLA, and to finance the readiness of a launch of Viaskin peanut in the U.S., if approved.

In addition, in September 2025, the Company established an equity offering program (the “ATM Program”), pursuant to which the Company may offer and sell American Depositary Shares (“ADSs”), from time to time through its sale agent, having an aggregate offering price of up to $150.0 million (subject to French regulatory limits). Subsequent to the end of the third quarter, the Company received a total gross amount of approximately $30 million from the issuance of 11,538,460 Ordinary Shares (underlying 2,307,692 ADSs) on October 6, 2025 pursuant to the ATM Program.

As of the date of the filing, with the receipt of the aforementioned proceeds, and based on its current operations, plans, and assumptions examined by the Board on October 28, 2025, the Company estimates that its cash and cash equivalents are sufficient to fund its operations into the third quarter of 2026.

As such, cash and cash equivalents are not sufficient to fund operations for the next 12 months, and these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.

Management is actively pursuing financing options including additional sales under the ATM Program, potential warrant exercises, and strategic transactions.

Our Condensed Consolidated Financial Statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

In millions of USD (unaudited)	U.S. GAAP
	nine months ended September 30,
	2025	2024
Net cash & cash equivalents at the beginning of the period	32.5	141.4
Net cash flow used in operating activities	(86.0)	(92.2)
Net cash flow used in investing activities	(0.7)	(1.5)
Net cash flow provided by / (used in) financing activities	117.1	(0.1)
Effect of exchange rate changes on cash & cash equivalents	6.9	(1.1)
Net cash & cash equivalents at the end of the period	69.8	46.4

Given the Company’s historical operating losses and reliance on external financings, the Company may still seek additional capital for future needs through a combination of public or private equity or debt financings, collaborations, licensing agreements, and other funding options. While recent financing events have improved the Company’s financial position, access to additional capital in the future remains subject to market conditions and investor interest.

Operating Activities

Our net cash flows used in operating activities were $86.0 million and $92.2 million during the nine months ended September 30, 2025 and 2024, respectively. Net cash flows used in operating activities decreased by $6.2 million as our costs and expenses have been contained and payment terms extended during the period covered by this report.

Investing Activities

Net cash flows used in investing activities were $0.7 million and $1.5 million during the nine months ended September 30, 2025 and 2024, respectively. The variance is primarily explained by capitalized costs for the headquarters move to Châtillon.

Financing Activities

Net cash flows from financing activities were $117.1 million for the nine months ended September 30, 2025 compared to $(88) thousand for the nine months ended September 30, 2024. This increase is due to the financing operation completed on April 7, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(unaudited)

In millions of USD (Unaudited)	U.S. GAAP
	September 30, 2025	December 31, 2024
Assets	110.5	65.7

of which cash & cash equivalents	69.8	32.5

Liabilities	57.6	38.3

Shareholders’ equity	52.9	27.4

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

In millions of USD (unaudited)	U.S. GAAP		U.S. GAAP
	nine months ended September 30,		three months ended September 30,
	2025	2024	2025	2024

Operating income	5.0	3.6	2.8	1.1

Research & Development	(83.8)	(70.4)	(28.6)	(23.7)

Sales & Marketing	(1.9)	(2.3)	(1.2)	(0.5)

General & Administrative	(21.3)	(23.7)	(7.3)	(7.2)

Operating expenses	(107.0)	(96.4)	(37.1)	(31.4)

Financial income/(expenses)	—	1.9	1.1	(0.1)

Income tax	(0.1)	—	—	—

Net loss	(102.1)	(90.9)	(33.2)	(30.4)

Basic/diluted net loss per share attributable to shareholders	(0.82)	(0.95)	(0.24)	(0.32)

About DBV Technologies

DBV Technologies is a clinical-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV Technologies is currently focused on investigating the use of its proprietary VIASKIN® patch technology, to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT), the VIASKIN® patch is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV Technologies is committed to transforming the care of food allergic people. The Company’s food allergy programs include ongoing clinical trials of VIASKIN Peanut in peanut allergic toddlers (1 through 3 years of age) and children (4 through 7 years of age).

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing five ordinary shares) are traded on the Nasdaq Capital Select Market (Ticker: DBVT – CUSIP: 23306J309).

For more information, please visit www.dbv-technologies.com and engage with us on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding DBV’s financial condition, forecast of its cash runway, the therapeutic potential of Viaskin® Peanut patch and EPIT™. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, DBV’s product candidates have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, and DBV’s ability to successfully execute on its budget discipline measures. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in DBV’s regulatory filings with the French Autorité des Marchés Financiers (“AMF”), DBV’s filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including in DBV’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 11, 2025, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 28, 2025, and as amended further by Amendment No. 2 on Form 10-K/A filed with the SEC on May 14, 2025, DBV’s Quarterly Report on Form 10-Q filed with the SEC on October 28, 2025, and future filings and reports made with the AMF and SEC by DBV. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

Viaskin is a registered trademark of DBV Technologies.

Investor Contact

Katie Matthews

DBV Technologies

katie.matthews@dbv-technologies.com

Media Contact

Brett Whelan

DBV Technologies

brett.whelan@dbv-technologies.com